Exhibit 5.1


                                November 18, 2002



Quicksilver Resources Inc.
777 West Rosedale, Suite 300
Fort Worth, Texas 76104

                  Re:      Quicksilver Resources Inc.

Ladies and Gentlemen:

     We have acted as counsel for Quicksilver Resources Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of securities by the Company from time to time pursuant to Rule 415 under the Securities Act, including shares of common stock, $0.01 par value, of the Company (the "Common Stock"), pursuant to the Company's Registration Statement on Form S-3 (File No. 333-89204) filed with the Securities and Exchange Commission (the "Commission") on May 28, 2002 and declared effective by the
Commission on June 21, 2001 (the "Registration Statement"), and the proposed offer and sale of 1,000,000 shares of Common Stock, plus up to 150,000 additional shares to cover over-allotments (the "Shares"), as described in a Prospectus Supplement dated November 18, 2002 to be filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (the "Prospectus Supplement").

     Our opinion is limited in all respects to the substantive law of the Sate of Texas, the federal law of the United States, and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction.

     As counsel to the Company, we have examined the Registration Statement, the Company's Restated Certificate of Incorporation, its Bylaws, and other corporate records of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion hereinafter set forth. For purposes of this opinion we have assumed the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the correctness and accuracy of all facts set forth in all certificates and documents that we have examined.


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     Based upon and subject to the  foregoing,  we are of the  opinion  that the
Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus Supplement and consent to the filing of this opinion as an exhibit thereto.

                                   Very truly yours,

                                   CANTEY & HANGER, L.L.P.


                                   By: /s/ Dean A. Tetirick
                                       ----------------------------------
                                       Dean A. Tetirick, Partner